UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2021

W. P. Carey Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-13779	45-4549771
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Manhattan West, 395 9th Avenue, 58th Floor New York, New York		10001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	WPC	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Underwriting Agreement

On October 5, 2021, W. P. Carey Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters listed in Schedule 1 to the Underwriting Agreement (collectively, the “Underwriters”), in connection with the public offering (the “Offering”) by the Company of $350 million aggregate principal amount of the Company’s 2.450% Senior Notes due 2032 (the “Senior Notes”). The closing of the Offering is expected to occur on October 15, 2021. The terms of the Senior Notes are governed by an indenture, dated as of March 14, 2014, between the Company and U.S. Bank National Association, as trustee, as supplemented and amended by a supplemental indenture thereto, to be dated as of October 15, 2021 establishing the terms of the Senior Notes.

The Senior Notes are being issued pursuant to (i) the Company’s automatic shelf registration statement on Form S-3ASR (Registration No. 333-233159), including the related prospectus dated August 9, 2019; and (ii) a final prospectus supplement relating to the Senior Notes, dated as of October 5, 2021.

The Company intends to fully allocate an amount equal to the net proceeds from the Offering to the financing and refinancing, in whole or in part, of one or more recently completed or future eligible green projects in the categories outlined in the Company’s Green Financing Framework, which is designed to align with the International Capital Markets Association Green Bond Principles 2021. Pending such allocation, the Company may use the net proceeds from the sale of the Senior Notes for the redemption or repayment of certain indebtedness or hold net proceeds in cash, cash equivalents and/or marketable securities, all in accordance with the Company’s cash management policy. Net proceeds allocated to previously incurred costs associated with eligible green projects will be available for the repayment of debt or other current uses.

The Underwriting Agreement contains customary representations, warranties and covenants of the Company, as well as certain customary indemnification provisions with respect to the Company and the Underwriters relating to certain losses or damages arising out of or in connection with the consummation of the Offering.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by the full text of the Underwriting Agreement, which is being filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On October 5, 2021, the Company issued a press release announcing the pricing of the Senior Notes. The foregoing description is qualified in its entirety by reference to the pricing press release, which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated October 5, 2021, by and among W. P. Carey Inc., and J.P. Morgan Securities LLC, RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters listed in Schedule 1 thereto.

99.1	Pricing Press Release, dated October 5, 2021, issued by W. P. Carey Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

Date: October 6, 2021	By:	/s/ ToniAnn Sanzone
ToniAnn Sanzone
Chief Financial Officer